Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-61835 of United Auto Group, Inc. on Form S-8 of (i) our report dated July 9, 2004, appearing in this Annual Report on Form 11-k of United Auto 401(k) Savings and Retirement Plan for the year ended December 31, 2002 and, (ii) our reports dated July 16, 2004, appearing in this Annual Report on Form 11-k of UnitedAuto 401(k) Savings and Retirement Plan for the years ended December 31, 2003, 2001 and 2000.

/s/ DELOITTE & TOUCHE LLP

New York, New York
July 16, 2004